Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Cash Financial Services, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-197081) on Form S-4 of First Cash Financial Services, Inc. and in the related Prospectus of our report dated February 27, 2014, except for Note 17, as to which the date is June 27, 2014, relating to the financial statements of First Cash Financial Services, Inc. as of December 31, 2013 and 2012, and for the three years in the period ended December 31, 2013, appearing in First Cash Financial Services, Inc.’s Current Report on Form 8-K dated June 27, 2014. We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ Hein & Associates LLP

Dallas, Texas

July 11, 2014